Exhibit 99.1*

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2018 Results

Dallas (November 14, 2018) – New Concept Energy, Inc. (NYSE American: GBR), ( the “Company” or “NCE”) a Dallas-based oil and gas company, today reported a net loss for the three months ended September 30, 2018 of $121,000 or ($0.06) per share, compared to a net loss of $101,000 or ($0.05) per share for the three months ended September 30, 2017.

The Company reported a net loss of $429,000 for nine months ended September 30, 2018, as compared to net loss of $397,000 for the similar period in 2017.

For the three months ended September 30, 2018, the Company recorded oil and gas revenues of $167,000 as compared to $194, 000 for the comparable period of 2017. The decrease was principally due to a decrease in the rate the Company received for the sale of its natural gas. In April 2018 a long term rate agreement expired and the price the Company received for its gas reverted to the existing market price which was less than the rate in the expired agreement.

For the three months ended September 30, 2018, the Company recorded oil and gas operating expenses of $186,000 as compared to $254,000 for the comparable period of 2017. The decrease was due to overall decrease in general operating expenses.

For the three months ended September 30, 2018, corporate general & administrative expenses were $99,000 as compared to $95,000 for the comparable periods in 2017.

Contact:

New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	September 30, 2018	December 31, 2017

Assets

Current assets
Cash and cash equivalents	$ 272	$ 419
Accounts receivable from oil and gas sales	46	67
Other current assets	56	36
Total current assets	374	522

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	2,559	2,721

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	628	661

Other assets	257	301

Total assets	$ 3,818	$ 4,205

The accompanying notes are an integral part of these consolidated financial statements.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	September 30, 2018	December 31, 2017

Liabilities and stockholders' equity

Current liabilities
Accounts payable (includes $331 and $412 due to related parties in 2018 & 2017)	$ 366	$ 446
Accrued expenses	31	29
Current portion of long term debt	51	81
Total current liabilities	448	556

Long-term debt
Notes payable less current portion	222	243
Asset retirement obligation	2,770	2,770
Total liabilities	3,440	3,569

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 2,131,935 shares and 2,036,935 shares
at September 30, 2018 and December 31, 2017	22	21
Additional paid-in capital	59,170	59,000
Accumulated deficit	(58,815)	(58,386)

Total Shareholder Equity	378	636

Total liabilities & equity	$ 3,818	$ 4,205

The accompanying notes are an integral part of these consolidated financial statements.

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2018	2017	2018	2017
Revenue
Oil and gas operations, net of royalties	$ 167	$ 194	$ 544	$ 632

Operating expenses
Oil and gas operations	186	254	700	766
Corporate general and administrative	99	95	282	317
Total Operating Expenses	285	349	982	1,083
Operating earnings (loss)	(118)	(155)	(438)	(451)

Other income (expense)
Interest income	5	5	16	20
Interest expense	(6)	(6)	(17)	(19)
Other income (expense)	(2)	66	10	51
	(3)	65	9	52

Loss from continuing operations	(121)	(90)	(429)	(399)

Earnings (loss) from discontinued operations	0	(11)	0	2

Net income (loss) applicable to common shares	$ (121)	$ (101)	$ (429)	$ (397)

Net income (loss) per common share-basic and diluted	$ (0.06)	$ (0.05)	$ (0.20)	$ (0.20)

Weighted average common and equivalent shares outstanding - basic	2,132	1,947	2,132	1,947

The accompanying notes are an integral part of these consolidated financial statements.